SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C. 20549
                       -----------------------------


                                SCHEDULE 13D

                      UNDER THE SECURITIES ACT OF 1934

                              AMENDMENT NO. 2

                    ILLINOIS SUPERCONDUCTOR CORPORATION
                         (NAME OF SUBJECT COMPANY)

 Common Stock, par value $.001 per share (Including the Associated Rights)
                       (TITLE OF CLASS OF SECURITIES)

                                452284 10 2
                   (CUSIP NUMBER OF CLASS OF SECURITIES)

                               Sheldon Drobny
                              95 Revere Drive
                                  Suite A
                         Northbrook, Illinois 60062
                               (847) 562-0700

               (NAME, ADDRESS AND TELEPHONE NUMBER OF PERSON
              AUTHORIZED TO RECEIVE NOTICES AND COMMUNICATIONS


                               March 12, 1998
          (DATE OF EVENT WHICH REQUIRES FILING OF THIS STATEMENT)


     If the filing person has previously filed a statement on Schedule
13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1 (b) (3) or (4), check the following box [ ]

     Check the following box if a fee is being paid with the statement [ ]. (A fee is not required only if the reporting person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

 CUSIP NO.: 452284 10 2                                 13D

1        NAME OF REPORTING PERSONS
         S.S. OR I.R.S IDENTIFICATION NOS. OF ABOVE PERSONS
                                    Sheldon Drobny
                                    ###-##-####

2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP            (a) (_)
                                                                     (b) (x)


3        SEC USE ONLY

4        SOURCE OF FUNDS

5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
         PURSUANT TO ITEM 2(d) or 2(e)                                  (_)

6        CITIZENSHIP OR PLACE OF ORGANIZATION
                                    U.S.A.

                           7        SOLE VOTING POWER
                                    Less than 5%

NUMBER OF                  8        SHARED VOTING POWER
SHARES                              Less than 5%
BENEFICIALLY
OWNED BY                   9        SOLE DISPOSITIVE POWER
EACH                                Less than 5%
REPORTING
PERSON                     10       SHARED DISPOSITIVE POWER
                                    Less than 5%

11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
         PERSON
          Less than 5%

12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES                                                  (_)

13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         Less than 5%

14       TYPE OF REPORTING PERSON
         IN

                                                            Page 2 of 4 Pages

         This Amendment No. 2 to Schedule 13D amends the original Schedule 13D filed by the reporting person on April 8, 1996, as amended by Amendment No. 1 thereto (as so amended, the "Amended 13D"). Capitalized terms used but not otherwise defined herein shall have the meanings assigned to those terms in the Amended 13D.

ITEM 5.  INTEREST IN SECURITIES OF THE ISSUER

         On March 12, 1998, the reporting person ceased to be the beneficial owner of more than 5% of the Common Stock.


                                                            Page 3 of 4 Pages

                                        SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



Dated: March 26, 1998


                                                     /s/ Sheldon Drobny
                                               -------------------------------
                                               Sheldon Drobny



                                                         Page 4 of 4 Pages